UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  April 1, 2016

AMPHENOL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10879	22-2785165
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

358 Hall Avenue, Wallingford, Connecticut	06492
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (203) 265-8900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.     Other Events

On April 1, 2016, Amphenol Corporation (the “Company”) increased the size of its commercial paper program (“Program”) by $500.0 million to permit the issuance of commercial paper notes in an aggregate principal amount not to exceed $2.0 billion outstanding at any time.  The increase corresponds with the $2.0 billion of available borrowing capacity the Company maintains under its Credit Agreement dated as of March 1, 2016 (filed pursuant to a Current Report on Form 8-K dated March 1, 2016).  Amounts undrawn under the Company’s Credit Agreement are available to repay the commercial paper notes, if necessary.  All other terms of the Program have remained unchanged.  The net proceeds of the issuances of the commercial paper notes are expected to be used for general corporate purposes.

Under the Program, the Company may issue from time to time short-term unsecured commercial paper notes through Citibank Global Markets Inc. and JP Morgan Securities LLC acting as dealers pursuant to the terms and conditions of their respective dealer agreements dated as of August 29, 2014 between the Company, Citibank Global Markets Inc. and JP Morgan Securities LLC and as filed pursuant to a Current Report on Form 8-K dated September 3, 2014.

The commercial paper notes have not been and will not be registered under the Securities Act or state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.  The information contained in this Current Report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy any securities.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMPHENOL CORPORATION

By	/s/ Craig A. Lampo
Craig A. Lampo
Senior Vice President and Chief Financial Officer

Date: April 5, 2016